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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Radiant Logistics, Inc.

Renton, Washington

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated September 20, 2021, relating to the consolidated financial statements and the effectiveness of Radiant Logistics, Inc.’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2021. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of June 30, 2021.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Seattle, Washington

April 26, 2022

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.